Exhibit 99.1

ARIAD Presents Preclinical Data on Its Kinase Inhibitor, AP24534, Demonstrating Inhibition of All Known Variants of the CML Target Protein Bcr-Abl

SAN FRANCISCO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 9, 2008--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced results of studies on its investigational, multi-targeted kinase inhibitor – AP24534 – showing complete inhibition of all known mutant variants of the target protein, Bcr-Abl, including the T315I mutant that is resistant to currently marketed therapies for chronic myeloid leukemia (CML). Investigators from the Oregon Health & Science University Cancer Institute and the Howard Hughes Medical Institute, collaborating with ARIAD scientists, presented the data yesterday evening at the 50th American Society of Hematology (ASH) Annual Meeting.

Treatment with Bcr-Abl inhibitors is initially effective in most patients with CML but frequently results in the emergence of Bcr-Abl mutations that confer drug resistance over time. In this preclinical study, AP24534, even when studied in modest concentrations, completely suppressed the emergence of resistant mutants. This finding is in direct contrast to results obtained with all other Bcr-Abl inhibitors previously profiled in this in vitro assay. This resistance profiling method has previously predicted the specific mutations that confer clinical resistance to marketed CML therapies: imatinib, dasatinib and nilotinib.

“These data demonstrate, for the first time, that the Bcr-Abl inhibitory profile of AP24534 allows it to evade resistance driven by all known Bcr-Abl mutations,” said Timothy Clackson, Ph.D., senior vice president and chief scientific officer of ARIAD. “This study highlights the potential of AP24534 to overcome clinically relevant resistance to available targeted therapies in CML.”

ARIAD is conducting a Phase 1 clinical trial of AP24534 in patients with refractory CML, acute myeloid leukemia (AML) and other hematological malignancies.

Additional Data from ASH

ARIAD scientists also presented at ASH results of a preclinical study showing the antitumor activity of AP24534 in diverse forms of acute myeloid leukemia (AML), a hematologic malignancy not based on Bcr-Abl. The data demonstrated that AP24534 inhibits Flt3 signaling and induces tumor regression in an in vivo model of AML driven by the Flt3-ITD mutation, thereby demonstrating the potential of AP24534 for use in approximately one-third of AML cases which are characterized by this mutation. AP24534 also inhibited AML cells over-expressing c-Kit and FGF receptors, indicating the potential for activity across diverse AML subtypes.

Chronic Myeloid Leukemia (CML)

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the Bcr-Abl protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Treatment with Bcr-Abl inhibitors is initially effective in most patients but frequently results in the emergence of Bcr-Abl mutations that confer drug resistance over time. The T315I mutant of Bcr-Abl currently accounts for 15-20 percent of all drug resistant mutants in CML. First-generation therapies for CML, such as imatinib, and second-generation therapies for CML, such as dasatinib and nilotinib, are not able to inhibit this mutated protein and thus are not effective against all forms of CML.

Acute Myeloid Leukemia (AML)

AML is a fast-growing cancer in which too many abnormal and immature white blood cells are rapidly made in the bone marrow and interfere with the production of normal blood cells. Mutation of the Flt3 protein, which is responsible for the proliferation of normal blood cells, is the most common genetic abnormality related to AML, present in approximately one-third of all AML patients and associated with adverse prognoses. The most common Flt3 mutation, the so-called internal tandem duplication (ITD), is linked to poor disease prognosis and is expected to be particularly susceptible to inhibition. There are no Flt3 inhibitors currently approved for the treatment of AML.

About AP24534

ARIAD's second oncology product candidate, AP24534, is an investigational, oral, multi-targeted tyrosine kinase inhibitor that has broad potential applications in cancer. In preclinical studies, AP24534 has demonstrated potent inhibition of kinase targets associated with drug-resistant chronic myeloid leukemia and acute myeloid leukemia, as well as proliferation and angiogenesis in multiple solid tumors. In addition to an ongoing Phase 1 clinical study in hematological malignancies, further clinical development in patients with solid tumors is expected in 2009. Additional information about the ongoing clinical trial can be found at http://clinicaltrials.gov/ct2/show/NCT00660920?term=AP24534&rank=1.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data that may not be replicated in clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the merger of the Company with its former subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208